Exhibit 99.1
VANDA PHARMACEUTICALS APPOINTS CHIEF FINANCIAL OFFICER
ROCKVILLE, MD — November 12, 2010 — Vanda Pharmaceuticals Inc. (Nasdaq: VNDA), announced today that it has named James Patrick Kelly as Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company.
Mr. Kelly has more than 18 years of experience in financial and operating roles within the healthcare and pharmaceutical industry, most recently as Vice President, Controller at MedImmune, LLC. He will join Vanda on December 13, 2010.
“We welcome Jim to Vanda and look forward to his financial leadership as we advance our late-stage product pipeline,” said Mihael H. Polymeropoulos, M.D., President and Chief Executive Officer of Vanda.
Mr. Kelly has been a key member of MedImmune’s financial leadership team since 2006. He joined MedImmune as Director of Sales and Marketing Finance and progressed to the role of Vice President, Controller. Prior to MedImmune and beginning in 2000, Mr. Kelly was at Biogen Idec serving in research & development finance roles of increasing responsibility, most recently as the Director of Planning and Operations. In that role, he was the finance leader for the global Development Organization and head of business operations for clinical functions. While at Biogen Idec he also led the financial management of development and commercial collaborations which included 5 partners, 8 programs, 14 indications and over $1.7 billion in revenue. From 1997-2000, he was a member of the corporate finance team at Aetna Inc. which held a critical role in mergers and acquisitions and treasury management. During that period he participated in 11 transactions with a combined value of $20 billion. He began his life sciences career in 1991 with Janssen Pharmaceutica, a division of Johnson & Johnson.
Mr. Kelly is a CFA charterholder and a member of the Association of Bioscience Financial Officers (ABFO). He received his Master of Business Administration degree from Cornell University and his Bachelor of Sciences degree in Business Administration from the University of Vermont.
About Vanda Pharmaceuticals Inc:
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
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Cristina Murphy
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